CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 23, 2008, relating to the financial statements and financial highlights of John Hancock California Tax-Free Income Fund, John Hancock High Yield Municipal Bond Fund, John Hancock Massachusetts Tax-Free Income Fund, John Hancock New York Tax-Free Income Fund and John Hancock Tax-Free Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 16, 2008